Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755

www.TCFExpress.com

TCF FINANCIAL CORPORATION   200 Lake Street East, Wayzata, MN 55391-1693

TCF Announces 5% Stock Repurchase Program

WAYZATA, MN, May 26, 2005 — TCF Financial Corporation (TCF) (NYSE:TCB) announced today that its board of directors has authorized a new program for the company to acquire up to 5 percent of TCF common stock, or 6.7 million shares.  The shares will be acquired from time to time, depending on market conditions, through open market or privately negotiated transactions.

Since January 1998, TCF has repurchased 56 million shares of its common stock at a total cost of $1 billion for an average price per share of $17.92.  At March 31, 2005, TCF had 1.7 million shares remaining in its current stock repurchase program previously authorized by its board of directors in July 2003.  At March 31, 2005, there were 135.3 million common shares outstanding.

TCF is a Wayzata, Minnesota-based national financial holding company with $12.7 billion in assets.  TCF has 430 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana.  Other TCF affiliates provide leasing and equipment finance, securities brokerage, and investments and insurance sales.

# # #